EXHIBIT 16.1

September 27, 2004

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on September 27, 2004, to be filed by our former client, CreditRiskMonitor.com, Inc. We agree with the statements contained in the first, third, fifth and sixth paragraphs therein insofar as they relate to our Firm. We have no basis to agree or disagree with the other statements of the registrant contained in the second and fourth paragraphs therein.

Very truly yours,


/s/ BDO Seidman, LLP
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BDO Seidman, LLP
Melville, New York